Exhibit 10.1

EXECUTIVE RESTRICTIVE COVENANT AND RETENTION AGREEMENT

This Executive Restrictive Covenant and Retention Agreement (this "Agreement") is made this 16 th day of March 2012, by and between Heeling Sports Limited, its shareholders, parents, subsidiaries and affiliates, including its/their predecessors and successors ("Heelys"), and Craig D. Storey ("Executive").

WHEREAS, Executive is a senior executive of Heelys and has made and is expected to continue to make major contributions to the profitability, growth and financial strength of Heelys and its parents, subsidiaries and/or affiliates;

WHEREAS, Heelys and its parents, subsidiaries and affiliates desire to incentivize Executive to remain with Heelys;

NOW, THEREFORE, in consideration of hire, continued employment, and the remaining consideration and mutual covenants contained in this Agreement, the parties agree as follows:

1.                Definitions. For purposes of this Agreement, the following terms have the meanings specified below unless the terms or context hereof otherwise require or provide:

   "Annual Pay" means an amount equal to the Executive's base annual salary in effect at the time of the first to occur of one of the events specified in clauses (a) or (b) of Section 2.

   "Cause" means (i)  that Executive has materially neglected, failed, or refused to perform Executive’s duties or responsibilities as reasonably requested (other than due to a Disability); (ii) that Executive has materially violated Heelys’ policies regarding drugs and alcohol, discrimination, harassment, retaliation, honesty, confidentiality, and/or other employee misconduct, whether now in effect or subsequently promulgated or revised; (iii) Executive’s conviction for, or entry of a plea of no contest with respect to, any felony, crime of moral turpitude, or other crime that adversely affects or (in Heelys’ reasonable judgment) may adversely affect Heelys or the ability of Executive to perform his duties and responsibilities; (iv) any act or omission of Executive involving fraud, theft, dishonesty, disloyalty, or illegality with respect to, or that harms or embarrasses or (in Heelys’ reasonable judgment) may harm or embarrass Heelys; or (v) any act or omission of Executive constituting the knowing or intentional violation of applicable law with respect to, or that harms or embarrasses or (in Heelys’ reasonable judgment) may harm or embarrass, Heelys; provided, however, that with respect to clause (i) of this Section 1, if such breach or violation is susceptible to cure, Heelys may not terminate Executive’s employment for Cause unless it provides Executive with written notice specifying such breach or violation, in reasonable detail, and Executive fails to cure or remedy such breach or violation within fifteen (15) days after receipt of such notice; provided further, that the Board of Heelys. Inc., parent company of Heelys, shall have the sole discretion to determine whether such a breach or violation is subject to cure, and if so, whether the Executive successfully effected a cure following notice.

   "Disability" means the Executive's inability to perform the essential functions of Executive's job, with reasonable accommodation, which continues for a period of at least six (6) months or for an aggregate of one hundred eighty (180) days within a twelve (12) month period.

   "Resignation for Good Reason" means, in the absence of Executive’s consent:  (A) the material breach by Heelys of any material compensation or material benefit obligation to Executive under this Agreement; or (B) a material reduction (20% or greater) in Executive’s Annual Pay; (C) a material diminution in Executive’s authority, duties or responsibilities; or (D) a change in the location of the headquarters of Heelys such that Executive’s current residence in Dallas County, Texas would be more than 75 miles from such new headquarters; provided, however, that Good Reason shall only exist if Heelys fails to correct or cure the Good Reason condition within a period of forty-five (45) days, after being provided with written notice (describing the Good Reason condition in reasonable detail) by Executive within thirty (30) days of the initial existence of the alleged Good Reason condition.

2.                 Payments and Benefits to Executive.

(a)          Salary Continuation.  Effective upon the earliest to occur of (i) termination by Heelys of Executive's employment with Heelys without Cause, (ii) Executive’s Resignation for Good Reason, or (iii) Heelys’ termination of Executive's employment as a result of Executive’s Disability, Heelys will pay to Executive an amount equal to one (1) times Executive's Annual Pay. If one of the events specified in clauses (i), (ii) or (iii) occurs, then, the payments provided for in this Section 2 shall commence on the regular payroll date of Heelys immediately following the first to occur of one of the events specified in clauses (i), (ii) or (iii) or the effective date of Executive’s Release (defined below), whichever is later, and shall continue thereafter on Heelys’ regular payroll dates for a period of twelve (12) consecutive months at which time the obligations to make payments hereunder shall terminate and be of no further legal force or effect. Heelys shall not be obligated to make the payments provided for in this Section 2 in the event of termination of Executive's employment at a time when circumstances constituting Cause exist or if Executive engages in conduct prohibited by Sections 3(b), (c), (d) or (e), below.

(b)           Executive’s Release of Claims.  Executive understands that the severance benefits described in this Section 2 are the only severance benefits to which Executive may be entitled following termination of Executive’s employment under the circumstances described herein.  Executive acknowledges and agrees that Executive shall not be eligible for the severance benefits described in this Section 2 unless Executive signs and returns to Heelys a valid waiver and global release of claims (“Release”) presented to him by Heelys in the form requested by Heelys. The Release shall, among other things, release Heelys and its shareholders, parents, subsidiaries and affiliates, and their/its current and former employees, from all claims, known or unknown, arising prior to the date Heelys presents Executive with the Release for Executive’s signature that Executive asserted and/or could have asserted against any and all of them, including but not limited to any claims arising out of Executive’s employment with Heelys.

3.                Acknowledgement; Confidential Information; Competitive Activity; Non-Solicitation.

(a) Executive acknowledges and agrees as follows:

(i)	Heelys is engaged in the business of designing, marketing and distributing innovative, action sports-inspired products, including wheeled footwear incorporating stealth, removable wheels in the heel.

(ii)
Heelys has devoted significant resources to developing its goodwill, its brand, and its relationships with its employees, its customers, and its vendors.  These resources include, but are not limited to, financial investments, time, training, team building, confidential information, trade secrets, marketing, brand development, and other good and valuable resources.  Heelys wishes for Executive to assist in maintaining and further developing its goodwill in the course of Executive’s employment with Heelys.  One reason Heelys is willing to invest in the development of its goodwill and allow executives to use it to the mutual benefit of Heelys and its executives is because it has agreements with executives to prevent them from using its goodwill against it in business competition.  Because Heelys would suffer irreparable harm if Executive left (voluntarily or involuntarily) its employ and used its goodwill against Heelys, it is reasonable to protect Heelys against such activities by Executive.

(iii)
The business relationships of Heelys with its customers and employees are a legitimate business interest of Heelys. Since Heelys would suffer irreparable harm if the Executive left (voluntarily or involuntarily) Heelys’ employ and solicited Heelys’ business and/or employees, or otherwise interfered with Heelys’ business relationships, it is reasonable to protect Heelys against such activities by Executive.

(iv)
Heelys shall provide Executive with its goodwill and Confidential Information and access to Confidential Information (as defined below) so that Executive may perform Executive’s duties. Since Heelys would suffer irreparable harm if Executive misused its goodwill or disclosed such Confidential Information, it is reasonable to protect Heelys against such misuse and disclosure by Executive.

(v)
Because Executive will have access to Confidential Information and will establish, maintain and increase Heelys’ goodwill with its customers and others, and because the services provided by Executive for Heelys are a significant factor in the creation of valuable, special and unique assets which are expected to provide Heelys with a competitive advantage, Heelys would suffer irreparable harm if Executive competed with Heelys (as described more fully below). Accordingly, it is reasonable to protect Heelys against such unfair competition by Executive.

(vi)
The covenants contained in Sections 3(b), (c), (d) and (e) are reasonably necessary for Heelys’ protection and are reasonably limited with respect to the activities they prohibit, their duration, their geographical scope and their effect on Executive and the public.

(b)           To assist Executive in the performance of Executive’s job duties, Heelys agrees to provide and shall provide Confidential Information and materials to Executive solely as a result of Executive’s signing this Agreement, with such Confidential Information being in addition to any such information Executive received prior to signing this Agreement.  For purposes of this Agreement, all confidential or proprietary information concerning the business and affairs of Heelys, including without limitation, all trade secrets, know how and other information generally retained on a confidential basis by Heelys concerning its products, methods, know-how, techniques, systems, software codes and specifications, formulae, inventions and discoveries, business plans, pricing, product plans and the identities of and the nature of Heelys’ dealings with its employees, suppliers and customers, whether or not such information shall, in whole or in part, be subject to or capable of being protected by patent, copyright or trademark laws, shall constitute "Confidential Information."  Executive acknowledges that Executive’s improper use or revelation of Confidential Information by Executive, during or after the termination of Executive’s employment by Heelys could cause serious injury to Heelys’ business. Accordingly, Executive agrees that, unless otherwise required by law, Executive will forever keep secret and inviolate all Confidential Information which shall have come or shall hereafter come into Executive's possession, and Executive will not use the same for Executive’s own private benefit, or directly or indirectly for the benefit of others, and Executive will not disclose such Confidential Information to any other person. If Executive is legally compelled (by deposition, interrogatory, request for documents, subpoena, civil investigative demand or similar process) to disclose any Confidential Information, Executive shall provide Heelys with prompt prior written notice of such legal requirement so that Heelys may seek a protective order or other appropriate remedy and/or waive compliance with the terms of this Section 3(b). In any event, Executive may furnish only that portion of the Confidential Information which Executive is advised by legal counsel is required, and Executive shall exercise Executive's best efforts to obtain an order or assurance that confidential treatment will be accorded such Confidential Information that is disclosed. Notwithstanding anything contained herein which may be to the contrary, the term "Confidential Information" does not include any information which at the time of disclosure or thereafter (i) is generally available to and known by the public, other than as a result of a disclosure directly or indirectly by Executive, (ii) is widely known within the industry in which Heelys operates, or Executive can demonstrate was otherwise known to Executive prior to becoming an employee of Heelys, or (iii) becomes available to Executive on a non-confidential basis from a source (other than Heelys or a Heelys employee) that is not prohibited from disclosing such information to Executive by a legal, contractual or fiduciary obligation to Heelys.

(c)           Executive covenants and agrees that during Executive’s employment and for a period of one (1) year following the termination of Executive’s employment, whether such termination occurs at the insistence of Heelys or Executive (for whatever reason), Executive (whether as an employee, officer, director, partner, proprietor, investor, associate, consultant, advisor or otherwise) will not, either directly or indirectly, for Executive or any third party, engage or invest in any business or activity which is directly or indirectly in competition with any business or activity engaged in by Heelys or business or activity in which Heelys planned or proposed, to the knowledge of Executive, to become engaged including but not limited to the business activities described in Section 3(a)(i) (provided that Executive shall not be restricted hereby from owning or acquiring 5% or less of the outstanding voting securities of a public company). The geographic scope of the restriction contained in this Section 3(c) is limited to the states in which Executive (i) provided services on behalf of Heelys (or in which Executive supervised directly, indirectly, in whole or in part, the servicing activities), and/or (ii) solicited customers or sold services on behalf of Heelys (or in which Executive supervised directly, indirectly, in whole or in part, the solicitation or servicing activities related to such customers), during the twenty-four (24) months prior to the termination of Executive’s employment.

(d)           Executive covenants and agrees that, for a period of one (1) year after the termination of Executive’s employment with Heelys, whether such termination occurs at the insistence of Heelys or Executive (for whatever reason), Executive shall not, individually or jointly with others, directly or indirectly recruit, hire, encourage, or attempt to recruit or hire, or by assisting others, any employees of Heelys or former employees of Heelys, nor shall Executive contact or communicate with same for the purpose of inducing, assisting, encouraging and/or facilitating Heelys’ employees or former employees to terminate their employment with Heelys or find employment or work with another person or entity.  Additionally, Executive shall not provide or pass along to any person or entity the name, contact and/or background information about any of Heelys’ employees or former employees or provide references or any other information about them.  Additionally, Executive shall not provide or pass along to Heelys’ employees or former employees any information regarding potential jobs or entities or persons to work for, including but not limited to, job openings, job postings, or the names or contact information of individuals or companies hiring people or accepting job applications.  Further, Executive shall not offer employment to or work to any employees or former employees of Heelys.  For purposes of this covenant, “former employees” shall refer to employees who are not employed by Heelys at the time of the attempted recruiting or hiring, but were employed by, or working for the Heelys in the six (6) months prior to the time of the attempted recruiting or hiring and/or interference.

(e)           Executive further covenants and agrees that during Executive’s employment and for a period of six (6) months following the termination of Executive’s employment, whether such termination occurs at the insistence of Heelys or Executive (for whatever reason) Executive shall not individually, or by assisting any other person to, directly or indirectly, (i) solicit, contact, or communicate with any person or company, for the purpose of engaging in a business that is the same or similar to Heelys’ business at the time Executive’s employment with Heelys ends, who was a customer of Heelys during the twenty-four (24) months preceding the termination of Executive’s employment, (ii) solicit, contact, or communicate with any person or company, for the purpose of engaging in a business that is the same or similar to Heelys’ business at the time Executive’s employment with Heelys ends, that Executive contacted, solicited, serviced, or sold services to as an employee of Heelys (either directly or that Executive supervised directly, indirectly, in whole or in part, the solicitation or servicing activities related to such person or company) at any time during the twenty-four (24) months preceding the termination of Executive’s employment; (iii) induce any customer, supplier or other person with whom Heelys engaged in business, or to the knowledge of Executive planned or proposed to engage in business, to terminate any commercial relationship with Heelys or cease to accept or issue its products and/or service, or (iv) transact business (relating to the business of producing and/or distributing wheeled footwear) with any customer, supplier or other person with whom Heelys engaged in business, or to the knowledge of Executive planned or proposed to engage in business, except with the expressed written consent of Heelys. The restrictions set forth in Section3.e.(iv) apply to customers, suppliers or other persons with whom Heelys engaged in business, or to the knowledge of the Executive planned or proposed to engage in business and apply even in those circumstances in which Executive was responsible for initiating or developing the business relationship with such customer, supplier or other person.

(f)           Executive promises, warrants and represents that in the event Executive’s employment ends, whether at the insistence of Executive or Heelys (for whatever reason), Executive will return to Heelys on Executive’s last day of employment, all of Heelys’ property including, but not limited to, all sales aids, computer data, laptops, motor vehicles, computers, client lists, access databases, client contact information, reports, price lists, cell phones, PDAs, computers, pagers, electronic devices, equipment, supplies, access cards and keys.  The property that shall be returned includes, but is not limited to, all equipment, literature, documents, data, information, order forms, memoranda, correspondence, customer and prospective customer lists, customer’s orders, contracts and fee agreements, advertisements, customer profiles, manuals, activity reports, reference materials, records, cards, or notes acquired, compiled, or coming into Executive’s knowledge, possession, or control in connection with Executive’s activities and work for Heelys, as well as all machines, parts, equipment, or other materials received from Heelys, or from any of its customers, agents, or suppliers, in connection with such activities.

(g)           Executive acknowledges that any violation by Executive of the provisions of Sections 3(b), (c), (d) or (e) would cause serious and irreparable damage to Heelys. Executive further acknowledges that it might not be possible to measure such damage in money. Accordingly, the Executive agrees that, in the event of a breach or threatened breach by the Executive of the provisions of Sections 3(b), (c), (d) or (e), Heelys may seek, in addition to any other rights or remedies, including money damages for specific performance, an injunction or restraining order, without the need to post any bond or other security, prohibiting the Executive from doing or continuing to do any acts constituting such breach or threatened breach.

(h)           Heelys and Executive have attempted to limit the restrictive covenants in Sections 3(b), (c), (d) and (e) as reasonably necessary to the extent permitted by law. In the event a court of competent jurisdiction determines the restrictions contained in this Sections 3(b), (c), (d) or (e) are unreasonable in geographic scope, duration, or activity prohibited, then the parties agree that the court shall amend such provision, but only so much as shall be necessary for the restrictions to be enforceable.

(i)           As noted above, Executive shall not solicit Heelys’ customers or prospective customers.  In the event of any such solicitation, Executive agrees to notify Heelys of such solicitation and contact within one (1) business day of any such solicitation.

(j)             Executive’s agreements in Sections 3(b), (c), (d), or (e) shall be extended for the period of time which Executive violates one or more of these agreements and/or during any period during which Heelys appeals from an order refusing to enforce any of these agreements or covenants.  The tolling or extension period shall not exceed twelve (12) months under any circumstances.

4.           Termination of Payments and Return of Monies Paid. If Executive engages in any of the conduct prohibited by Sections 3(b), (c), (d), (e), or (f) above, Heelys (i) shall be relieved of making any payments to Executive provided in Section 2, and (ii) Executive shall reimburse Heelys for any payments previously made by Heelys to Executive pursuant to Section 2.  If upon challenge by Executive or upon initiative of Heelys a court enforces the covenant contained in Sections 3(c) above, and if Executive no longer violates the covenant, a court has the discretion to determine if Heelys shall resume making some or all of the payments set forth in Section 2, taking into account the conduct of Executive and any damage or injury suffered by Heelys.

5.           Notice and Transition of Duties.  If Executive intends to leave the employment of Heelys for any reason, Executive agrees, prior to leaving, to give Heelys thirty (30) days written notice of Executive’s intent to leave the employment of Heelys.  Executive agrees to provide transition assistance to Heelys and whomever Heelys assigns to handle the work that Executive was handling prior to the time Executive gave said written notice.  This transition assistance includes, but is not limited to, updating Heelys on:  Executive’s activities, requests by Heelys’ customers, work in progress and work that needs to be done in the future to take good care of Heelys’ business and customers.  Executive agrees that this notice and orderly transition is important to protect the interests of Heelys and Heelys’ customers.

6.           Notification to Prospective Employers.  For one (1) year following the end of Executive’s employment with Heelys, Executive promises and agrees to provide a copy of this Agreement to any headhunter, person or entity from whom Executive seeks a job or work, including but not limited to, applying for work as an employee, consultant, temporary worker, owner and/or independent contractor.  Further, if Heelys learns the identity of any headhunter or person or entity to whom Executive applies for work in the one (1) year following the date Employee’s employment with Heelys ends, Executive authorizes Heelys to provide a copy of this Agreement to said person or entity and discuss the provisions and ramifications of this Agreement with said person or entity

7.           Governing Law/Venue. This Agreement shall be construed and enforced in accordance with the laws of the State of Texas without reference to principles of conflicts of laws. In the event of any dispute between them, including, but not limited to any disputes arising out of this Agreement, Executive’s employment with Heelys and work for Heelys and any issues involving Executive’s competition against Heelys, Executive and Heelys agree to exclusive, mandatory and sole jurisdiction and venue in Dallas, Texas.  Heelys and Executive agree and consent to have all such disputes resolved in the courts of Dallas County, Texas.  Heelys and Executive hereby consent to the exclusive jurisdiction and venue in said courts.  Heelys and Executive hereby waive all challenges to personal jurisdiction and venue of such courts, including, but not limited to, the claim or defense that such courts constitute an inconvenient forum.

8.           Entire Agreement; Modification. This Agreement incorporates the complete understanding and agreement between the parties with respect to the subject matter hereof and supersedes any and all other prior or contemporaneous agreements, written or oral, between Executive and Heelys with respect to such subject matter. No provision hereof may be modified or waived except by a duly written instrument duly executed by Executive and Heelys.  Furthermore, the Heelys and Executive agree that the failure of any party to enforce any provision of this Agreement shall not constitute a waiver of that particular provision, or of any other provisions of this Agreement.

9.           Employment Rights. Nothing expressed or implied in this Agreement will create any right of Executive to remain in the employment of Heelys.

10.         Applicable Taxes.   Heelys may deduct and withhold from all compensation payable to Executive pursuant to this Agreement all amounts required to be deducted and withheld therefrom pursuant to any present or future law, regulation or ordinance of the United States of America or any state or local jurisdiction therein.

11.        Successors; Binding Affect. This Agreement will inure to the benefit of and be binding upon Heelys and any successors and assigns. Following a Change in Control (defined below), Heelys will require any successor by agreement and in such form as is reasonably satisfactory to Executive, expressly to assume and agree to perform this Agreement in the same manner and to the same extent Heelys would be required to perform if no such Change in Control had taken place (an "Assumption"). Executive shall be bound by any Assumption of this Agreement and any Assumption shall not be deemed to be a termination of Executive's employment or by itself to constitute Good Reason. This Agreement shall inure to the benefit of and be enforceable by Executive's personal or legal representatives, executors, administrators, successors and heirs.

“Change in Control” means: (a) any person or group within the meaning of the Exchange Act (excluding any employee benefit plan, or related trust, sponsored or maintained by Heelys or any of its affiliates), other than Capital Southwest Venture Corporation and its affiliates, acquires beneficial ownership (within the meaning of Rule 13d-3 promulgated under the Exchange Act), directly or indirectly, of 50.1% or more of the combined voting power of Heelys’ then outstanding securities; (b) any change or changes in the composition of Heelys’ Board within any two-year period as a result of which less than a majority of Heelys’ directors are persons who were directors at the beginning of that two-year period or persons who were elected or nominated for election as its directors with the affirmative vote or consent of at least a majority of Heelys’ incumbent directors at the time of that election or nomination, but not including any person whose election or nomination as a director was or is in connection with an actual or threatened proxy contest regarding the election of Heelys’ directors; (c) Heelys is merged or consolidated with another corporation or other entity (other than Capital Southwest Venture Corporation, any of its affiliates or an entity controlled by it or its affiliates) and, as a result of the merger or consolidation, less than 75% of the outstanding voting securities of the surviving or resulting corporation or other entity, as the case may be, are "beneficially owned" (within the meaning of Rule 13d-3 under the Exchange Act), directly or indirectly, immediately after the merger or consolidation by persons who or which beneficially owned our outstanding voting securities immediately before the merger or consolidation; or (d) all or substantially all of Heelys’ assets are transferred, sold or otherwise disposed of to another unrelated corporation or entity.

12.           Captions.  The captions contained in this Agreement are for convenience only, and shall not be construed to limit, define or modify the substantive terms contained in this Agreement.

13.           Execution.  This Agreement is effective once signed by all the parties and can be executed in multiple identical counterparts and via email and fax.

    IN WITNESS WHEREOF, the parties have executed this Agreement on the date first set forth above.

HEELING SPORTS LIMITED

By:	Heeling Management Corp., its Sole General Partner

By:	/s/ Thomas C. Hansen
Name: Thomas C. Hansen
Title: Chief Executive Officer

EXECUTIVE

By:	/s/ Craig D. Storey
Name: Craig D. Storey
Title: Chief Operating Officer and Chief Financial Officer